Exhibit 99.2

200 West Street | New York, NY 10282-2198

Tel: 212-902-1000 | Fax: 212-902-3000

April 5, 2022

Board of Directors

Zynga Inc.

699 8th Street

San Francisco, California 94103

Re:	Amendment No. 1 to the Registration Statement on Form S-4 of Take-Two Interactive Software, Inc., filed April 5, 2022 (the “Registration Statement”)

Ladies and Gentlemen:

Reference is made to our opinion letter, dated January 9, 2022 (“Opinion Letter”), with respect to the fairness from a financial point of view to the holders (other than Take-Two Interactive Software, Inc. (“Take-Two”) and its affiliates) of the outstanding shares of Class A Common Stock, par value $0.00000625 per share, of Zynga Inc. (the “Company”) of the Consideration (as defined therein) to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of January 9, 2022, by and among Take-Two, Zebra MS I, Inc., a wholly owned subsidiary of Take-Two, Zebra MS II, Inc., a wholly owned subsidiary of Take-Two, and the Company.

The Opinion Letter is provided for the information and assistance of Board of Directors of the Company in connection with its consideration of the transaction contemplated therein. We understand that the Company has determined to include our opinion in the Registration Statement. In that regard, we hereby consent to the reference to our Opinion Letter under the captions “Summary — Opinion of Zynga’s Financial Advisor,” “The Combination — Background of the Combination”, “The Combination — Opinion of Zynga’s Financial Advisor” and “The Combination — Zynga Unaudited Financial Information” and to the inclusion of the Opinion Letter in the Joint Proxy Statement/Prospectus included in the Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,
/s/ Goldman Sachs & Co. LLC
(GOLDMAN SACHS & CO. LLC)

Securities and Investment Services Provided by Goldman Sachs & Co. LLC